Exhibit 99.1

FIRST KEYSTONE ANNOUNCES 2017 EARNINGS

Berwick, Pennsylvania – January 31, 2018 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $8,648,000, which equates to earnings of $1.52 per share. For the year 2017, cash dividends equaled $1.08 per share.

Net income in 2017 declined as compared to 2016 due to a number of factors. Net interest income was lower by $641,000, or 2.4%, due to Federal Reserve rate increases that have increased our cost of funds. A second factor in the decline was a reduction in net investment securities gains in 2017. Third, non-interest expense rose primarily as a result of higher salaries and employee benefits expense. Lastly, there was a charge to income tax expense of $379,000 in December 2017 due to the tax reform passed in December, Tax Cuts and Jobs Act of 2017.

Net interest income for the year 2017 was $25,720,000. Total interest income was higher in 2017 as compared to 2016 as net loans grew by $36,885,000 or 7.2%. Interest expense increased as a result of increasing short term interest rates affecting deposit and borrowing costs.

The provision for loan losses totaled $267,000 for the year 2017, a significant reduction from 2016, as a result of the relatively low level of net charge-offs from the loan portfolio. The allowance for loan losses grew from $7,357,000 to $7,487,000 during the year ended December 31, 2017.

Non-interest income decreased by $1,216,000 as compared to the same period last year. Lower net investment securities gains, gains on sales of mortgage loans and no gains from life insurance proceeds compared to 2016 were offset by increases in fee income and Trust Department income.

The Bank added sales personnel in the Wyoming Valley and Monroe County markets in order to boost loan production. This, combined with the increase in hospital insurance expense led to the increase in personnel costs.

Income before income tax expense decreased $1,214,000 for the 12 months ended December 31, 2017 compared to the same period in 2016. Income Tax expense decreased $390,000 for the year ended December 31, 2017 compared to the year ended December 31, 2016 primarily due to $1,100,000 more tax free income in the loan and investment securities portfolios and the decrease in the income before income tax. This decrease was offset by an increase of $379,000 in income tax expense due to the effects of the Tax Cuts and Jobs Act of 2017 which reflects the change in tax rates on the net deferred tax assets.

As a result of our decision to reduce the investment securities portfolio, total assets were relatively unchanged at the end of 2017 as compared to the same period in 2016 at $990,121,000. Total deposits grew to $778,146,000 while non-interest bearing deposits rose to $121,415,000. Borrowings decreased from $144,406,000 to $91,296,000 as a result of the increase in deposits.

Stockholder’s equity increased by $7,034,000 to $116,719,000, or 6.4%.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank recently celebrated its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

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